Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated September 21, 2015 to Prospectus dated December 19, 2014

Registration No. 333-201149

DOMINION RESOURCES, INC.

FINAL TERM SHEET

September 21, 2015

2015 Series B 3.90% Senior Notes due 2025

Issuer:	Dominion Resources, Inc.

Principal Amount:	$650,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa2 (stable outlook)/ BBB+ (negative outlook)/ BBB+ (stable outlook)

Trade Date:	September 21, 2015

Settlement Date (T+3):	September 24, 2015

Final Maturity Date:	October 1, 2025

Interest Payment Dates:	April 1 and October 1

First Interest Payment Date:	April 1, 2016

Optional Redemption:	Make Whole Call at T+ 25 bps prior to July 1, 2025; Par Call on or after July 1, 2025

Treasury Benchmark:	2.000% due August 15, 2025

Benchmark Yield:	2.215%

Spread to Benchmark:	+170 bps

Reoffer Yield:	3.915%

Coupon:	3.90%

Price to Public:	99.876%

Proceeds to the Company Before Expenses:	99.226%

CUSIP/ISIN:	25746U CE7/US25746 UCE73

Joint Book-Running Managers:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated September 21, 2015, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

Citigroup Global Markets Inc.	1-800-831-9146 (toll free)
Deutsche Bank Securities Inc.	1-800-503-4611 (toll free)
UBS Securities LLC	1-888-827-7275 (toll free)
Wells Fargo Securities, LLC	1-800-645-3751 (toll free)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.